EXHIBIT 10.15
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated this 9 day of July 2008, is between Ashland Inc., a Kentucky corporation (“Ashland”), having its principal place of business at 50 E. RiverCenter Boulevard, Covington, KY 41011 and Paul C. Raymond, III (“Employee”).

WHEREAS, it is anticipated that Ashland will acquire all the stock of Hercules Incorporated (“Hercules”), pursuant to and in accordance with a Merger Agreement, to be executed by and between Hercules and Ashland (the “Merger Agreement”); and

Employee currently serves as President Paper Technologies and Ventures Division of Hercules and Vice President, Hercules Incorporated, and has substantial experience, knowledge and skill associated with the operations and administration of this business unit and of Hercules; and

Ashland wishes to retain Employee upon the terms and conditions set forth in this Agreement, upon the completion of the acquisition of Hercules.

NOW THEREFORE, in consideration of the recitals and mutual covenants contained in this Agreement, the parties agree as follows:

1.           Employment.

1.1
Duties and Responsibilities.  Employee shall be employed by Ashland on a full-time basis effective as of the closing date of the transactions contemplated by the Merger Agreement (the “Commencement Date”).  Employee shall serve as an executive officer of Ashland, in the role of President Paper Technologies, Water Technologies  and Ventures and Vice President of Ashland Inc.  Employee shall also serve as a member of Ashland’s operating committee.  Employee shall faithfully, industriously and to the best of his ability perform the duties that may be required of him and shall devote his full business time, effort, skill and attention to the affairs of Ashland during his employment.  It is agreed that Employee’s performance during the term of this Agreement will be measured in accordance with Ashland’s performance appraisal process.

1.2
Term.  The term of this Agreement shall be three (3) years from the Commencement Date (the “Term”). Employee understands and agrees that in the event this Agreement is not extended for a subsequent term, then upon its expiration he will become an employee “at-will,” which means that either Employee or Ashland will be free to discontinue the employment relationship without penalty at any time thereafter, with or without notice and with or without Cause; provided that in the event the merger with Hercules does not occur on or before June 30, 2009, this Agreement will lapse and no further obligations will be owed by either party hereunder.

1.3
Effect of Prior Agreements.  Employee acknowledges that except for those obligations Ashland has specifically assumed under the terms of the Merger Agreement with Hercules, Ashland and Hercules shall have no obligations to Employee pursuant to any previous employment agreements between Employee and Hercules, or any of its subsidiaries, affiliates or predecessors in interest.

2.           Compensation and Benefits.

2.1
Base Compensation.  Ashland shall pay Employee an annual salary (“Base Compensation”) of Three Hundred Sixty Thousand Dollars ($360,000), less applicable withholdings, which shall be payable in accordance with its customary payroll practices with respect to time and manner of payment.

2.2
Vacation.  Employee’s vacation eligibility will be in accordance with Ashland’s Vacation Benefit program, provided that Employee’s years of service with Hercules shall be counted for purposes of determining his eligibility for vacation accrual under said vacation policy.

2.3
Periods not Worked.  Employee understands and agrees that except where some form of paid leave is provided under the regular policies of Ashland, Employee shall not receive compensation for workweeks in which no work is performed.

2.4
Employee Benefits. Employee’s position is in salary band 26, and as a regular, full-time employee of Ashland, he shall be entitled to participate in all benefits offered to employees in this band according to the terms and conditions of such programs, as they may be amended from time to time.

2.5
Restricted Stock.  In order to assist Employee in meeting the stock ownership requirements applicable to his position and to encourage Employee to remain with Ashland, within 90 days of the Commencement Date Ashland will provide Employee with a grant of shares of Ashland Inc. restricted stock equivalent in value to one and one-half (1.5) times Employee’s Base Compensation, the number of shares granted to be determined based on the closing price of Ashland Inc. common stock as reflected on the New York Stock Exchange (“NYSE”) composite tape as of the Commencement Date.  These shares of restricted stock will vest in full 48 months from the Commencement Date.  In the event Employee’s employment is terminated less than 48 months from the Commencement Date either by Ashland without Cause and in its sole discretion, or due to Employee’s death or disability, then Employee shall receive accelerated pro-rata vesting of these shares of restricted stock, based on the number of months of employment completed as of the date his employment ended.  In the event Employee voluntarily elects to terminate his employment or Ashland terminates his employment for Cause, as provided herein, less than 48 months from the Commencement Date, then all shares of restricted stock will not vest, and will be forfeited in their entirety. Employee and Ashland agree that Ashland’s obligations under this section of the Agreement shall survive the expiration of the term of this Agreement.

2.6
Retention Bonus.  In order to encourage Employee’s continued service during the term of this Agreement, Ashland will provide Employee with a bonus (“Retention Bonus”) equal to Three Hundred Sixty Thousand Dollars ($360,000), less applicable withholdings, to be paid as follows:  one-third of the Retention Bonus will be due upon Employee’s 12-month anniversary of service with Ashland; one-third of the Retention Bonus will be due upon Employee’s 24-month anniversary of service with Ashland, and the final one-third payment will be due as of Employee’s 36-month anniversary of service with Ashland.  Each Retention Bonus payment shall be made within 30 days of the date on which Employee becomes entitled to receive said payment.

In the event Employee’s employment is terminated prior to the payment of one or more of these Retention Bonus payments, either by Ashland without Cause and in its sole discretion, or due to Employee’s death or disability, then Employee shall immediately receive payment of the balance of the Retention Bonus.  However Employee agrees that Ashland shall have no further obligation to make any Retention Bonus payment(s) under this section if, prior to the date on which a Retention Bonus payment would become due, Employee voluntarily elects to terminate his employment, or Ashland terminates his employment for Cause, as provided herein.

2.7	Incentive Compensation. During the term of this Agreement, Employee shall be eligible to receive incentive compensation as follows:

(a)
2008 Incentive Compensation.  If the Commencement Date occurs on or before December 31, 2008, then for the remainder of calendar year 2008, Employee will remain eligible to receive incentive pay under the annual incentive compensation program in which Employee was a participant immediately prior to the Commencement Date.

(b)
Ashland Incentive Compensation Plan.   Employee shall become eligible to participate in Ashland’s Incentive Compensation Plan as of the Commencement Date.  All terms and conditions governing Employee’s annual incentive pay opportunity will be determined according to the terms and conditions of said plan.

(c)
Long-Term Incentive Plan. Employee will become eligible to participate in Ashland’s Long-Term Incentive Plan as of the Commencement Date. All terms and conditions governing Employee’s long-term incentive pay opportunity will be determined according to the terms and conditions of said plan.

2.8
Severance Benefits. In addition to those termination benefits otherwise provided for hereunder, Employee shall be eligible to receive benefits under Ashland’s normal severance pay policies in the event his employment is terminated by Ashland without Cause and in its sole discretion during the term of this Agreement; provided that the severance benefit Employee is eligible to receive shall be not less than 18 months of Base Compensation. All other terms and conditions for payment of the above benefits shall be made in accordance with the terms and conditions of the applicable plan(s).

2.9
Change in Control.  Employee shall be eligible to receive those benefits offered to employees in his salary band in the event of a “Change in Control” of Ashland (as defined in the applicable plan) during the term of this Agreement; provided that the minimum benefit Employee shall receive in the event of such Change in Control shall be two (2) years of Employee’s Base Compensation, a payment equal to Employee’s annual incentive pay target, and all  unvested equity compensation provided to Employee shall immediately vest.  All other terms and conditions for payment of the above benefits shall be made in accordance with the terms and conditions of the applicable plan(s).

3.
Non-Competition.  Employee understands and agrees that as a condition of his employment, contemporaneous with the execution of this Agreement, he will also execute the Ashland Service Agreement, a copy of which is attached hereto as Exhibit I, and the terms and conditions of which are incorporated by reference as if fully set forth herein.  Provided however, that Employee specifically agrees that the restrictions provided in said Service Agreement shall extend for the greater of three (3) years from the date of the execution of this Agreement, or 18 months from the date Employee is no longer employed by Ashland in any capacity.

Employee understands that his obligations under the Ashland Service Agreement and the provisions of this section of this Agreement shall survive the expiration or early termination of this Agreement.  Employee further understands that his obligations under the Ashland Service Agreement will be in addition to any obligations under any confidentiality and/or non-competition agreements executed by Employee prior to or during his employment with Hercules which are assumed by Ashland under the terms of the Merger Agreement.

4.           Confidentiality.

4.1
No Disclosure or Use of Confidential Information. During Employee’s employment with Ashland and thereafter, Employee shall not, directly or indirectly, (a) disclose or permit the disclosure of any Confidential Information to any person or entity, or (b) use or permit the use of Confidential Information:  (i) in any way detrimental to Ashland, including in competition with Ashland; or (ii) for any purpose other than to benefit Ashland.   Upon Ashland’s request or termination of Employee’s employment, Employee shall promptly return to Ashland all written or tangible Confidential Information. For purposes hereof, “Confidential Information” means all information about Ashland and/or Hercules, and any subsidiaries, affiliates or predecessors in interest of either, which is disclosed to Employee, directly or indirectly, before or during Employee’s employment with Ashland and/or Hercules, including: product design and manufacturing information; any communications or correspondence identifying customers, prospects or projects; pricing and sales lists, business plans and strategies; policies, techniques and concepts; employee compensation; financial reports; proprietary technology, trade secrets, research and development data and know-how; copyrighted and unprotected materials; and other secret or confidential information or data which pertains to Ashland. Confidential Information does not include information which is or becomes publicly available through an authorized or lawful disclosure.

4.2
Ownership of Works.  All ideas, discoveries, inventions, improvements, artworks, compositions, conceptions, and materials (including materials within the scope of the copyright laws) (“Works”) prepared or conceived by Employee during the term of this Agreement and usable in or relating to Ashland’s business shall be the property of Ashland and Employee hereby assigns and agrees to assign to Ashland all of Employee’s right, title and interest in such Works.  Employee shall not use, or transfer to others, any Works other than in connection with Ashland’s business or with Ashland’s written consent.  Employee agrees to execute all papers, and otherwise provide proper assistance, at Ashland’s request and expense, during and subsequent to Employee’s employment by Ashland to enable Ashland or its nominees to obtain patents, copyrights, and other legal protection for the Works in any country.

4.3
Confidentiality of this Agreement.  Employee agrees that he will keep the terms of this Agreement completely confidential, and will not hereafter disclose any information concerning this Agreement to anyone except his immediate family, financial advisors and/or attorney: provided that they agree in advance of said disclosure to keep this information confidential and not disclose it to others.  However, the obligation to treat information contained herein as confidential will not apply to any information Ashland has disclosed pursuant to United States securities laws, the rules of the New York Stock Exchange, or the rules of any other stock exchange on which Ashland stock is listed.

5.
Injunctive Relief.  Employee agrees that (a) the provisions of Sections 3 and 4 are reasonable and necessary to protect the legitimate interests of Ashland and (b) any violation of Sections 3 or 4 will result in irreparable injury to Ashland, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to Ashland for such a violation.  Accordingly, Employee agrees that if he violates any provisions of Sections 3 or 4, Ashland shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages.

Employee and Ashland agree that any controversy or claim arising out of or relating to other sections of this Agreement, or the breach thereof, shall be settled exclusively by arbitration in accordance with the Center for Public Resources’ Model ADR Procedures and Practices, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

6.           Early Termination.

6.1
Termination for Cause. Ashland may terminate this Agreement for Cause at any time during its term.  Upon a termination for Cause, no further compensation under this Agreement will be owed to Employee. “Cause” shall be defined for the purposes of this Agreement as being:

(a)
any act or omission by Employee which reasonably constitutes dishonesty, disloyalty, fraud, deceit, gross negligence, willful misconduct or recklessness, including, but not limited to the willful violation of Ashland’s by-laws, Business Responsibilities of an Ashland Employee, or other corporate policies and procedures governing employee conduct;

(b)	Employee’s insubordination; “Insubordination” shall be defined as Employee’s refusal or willful failure to perform specifically assigned duties relating to his position;

(c)
Employee’s inattention to, neglect of or any other failure to competently perform any assigned duties, unless such failure is due to Employee’s incapacity as a result of the Employee’s physical or mental illness;

(d)	any act by Employee that constitutes a conviction of any felony under the laws of the United States; or

(e)	Employee’s breach of any material portion of this Agreement.

6.2
Termination due to Death or Disability. In addition, this agreement will automatically terminate, and except for those benefits specified under paragraphs 2.5 and 2.6 of this Agreement, no further compensation under this Agreement will be owed to Employee in the event either of the following should occur during its term:

(a)	Employee becomes disabled and subsequently becomes eligible to receive payments under Ashland’s Long Term Disability Plan; or

(b)	In the event of the Employee’s death. Provided, however, that Ashland will not be relieved of any obligations under its employee benefits plans which arise due to Employee’s death.

Any payments owed under this Agreement following Employee’s death will be paid to Employee’s estate.

6.3
Termination for Other Reasons.  Ashland may terminate this contract at any time during its term, for any reason other than those enumerated above, and shall thereafter only be obligated to provide the following to Employee:

(a)
payment of the greater of (i) the balance of the Base Compensation Employee would have received if his employment had continued for the full term of this Agreement, or (ii) the amount of severance pay payable to employees in his salary band whose employment is terminated without Cause under Ashland’s normal severance pay policies; and

(b)
payment of those amounts Employee would have otherwise been eligible to receive under Ashland’s Incentive Compensation and Long-Term Incentive Pay plans, pro-rated through his last day of active employment, which will be paid in accordance with all other terms and conditions of said plans; and

(c)	pro-rata vesting of those shares of restricted stock granted to Employee pursuant to section 2.5 of this Agreement; and

(d)	payment of the balance of the Retention Bonus provided for in section 2.6 of this Agreement.

In such event, Employee’s termination shall be deemed without Cause, and Employee will remain eligible to receive those benefits ordinarily provided under Ashland’s employee benefits plans to employees who are terminated without Cause.

7.	Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing mailed or delivered as follows:

If to Employee:

With a copy to:

If to Ashland:

With a copy to:

8.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Ashland and its successors and assigns.

9.
Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

10.
Modification.  This Agreement may not be amended or modified other than by a written agreement signed by Employee and an authorized representative of Ashland.  No company practice or policy of Ashland shall change the provisions of this Agreement.

11.
Severability. The provisions of this Agreement are independent and severable from each other, and no provisions shall be affected or rendered invalid or unenforceable if any other provision or provisions is deemed invalid or unenforceable by a court or arbitrator or competent jurisdiction.

12.
No Violation of any Other Contract Binding Upon Employee. Employee warrants and represents to Ashland that Employee is not subject to any covenants, agreements or restrictions, including any covenants, agreements or restrictions arising out of any prior employment that would be breached or violated by Employee’s execution of this Agreement or by his performance of his duties hereunder.

13.
Attorney’s Fees.  Any signatory to this Agreement who is the prevailing party in any legal proceeding against any other signatory brought under or with relation to this Agreement shall be entitled to recover court costs, reasonable attorney fees, and all other out-of-pocket costs of litigation, including deposition, trace, and witness costs, from the non-prevailing party.

14.
Governing Law.  This Agreement shall be deemed to have been executed and delivered within the state of Ohio, and shall be construed, enforced and governed by, the laws of the State of Ohio without regard to principles of conflict of laws and without regard to any law requiring construction against the party preparing the document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date first above written.

/s/ Paul C. Raymond, III
Paul C. Raymond, III

  -- and ---

ASHLAND INC.

By:	/s/ Susan B. Esler
Its:	VP Human Resources & Communications

Agreed subject to attached term sheet including duties and responsibilities for Ashland Water Technologies

/s/ Paul C. Raymond, III
Paul C. Raymond, III

/s/ SBE
/s/ PCR

Exhibit I
EMPLOYEE AGREEMENT

As an employee of Ashland Inc. or any of its divisions or subsidiaries1  (collectively call "Ashland"), you may be exposed to Confidential information about Ashland's business processes, products and developments.  In order that you fully understand and accept your responsibilities as an Ashland employee, you are asked to review and agree to the terms printed below by signing this Agreement.

In consideration of my employment or continued employment with Ashland, the salary or wages, increase and promotions and other benefits received by me during such employment, and in consideration of being given access to Confidential information when required, I hereby agree as follows:

Article 1 - Professional Conduct
I agree to follow Ashland's policies and guidelines with respect to the conduct of its business as described in the Business Responsibilities of an Ashland Employee.  I will use my best efforts to comply with both the letter and the spirit of all laws and regulations applicable to my duties as an employee of Ashland.  I further agree to adhere to the highest ethical standards of conduct in all of my business activities and to act at all times in the best interest of Ashland.

Article 2 - Confidential Information
Ashland has defined Confidential Information to mean trade secrets, know-how, and other information relating to Ashland's business practices and prospective business interests (including, but not limited to):  customer lists, fore-casts, business and strategic plans, financial and sales information, products, processes, equipment, manufacturing operations, marketing programs, research, product development, engineering, computer systems, software, personnel and legal records.

I agree that I will promptly disclose to Ashland all trade secrets or inventions made or conceived by me, either alone or with others, during my employment with Ashland.  I also agree that I will not use or disclose to anyone any Confidential Information of Ashland, except with the written consent of Ashland or as required in my duties as an employee of Ashland.  This obligation shall continue until such Confidential Information becomes generally known to the public without participation on my part.

I agree that the same obligation to protect Confidential Information shall apply to the information of any third party obtained by me as an Ashland employee and with respect to which Ashland has an obligation of secrecy.  Further, I agree not

_____________________________________
1 Subsidiaries or divisions, which have their own Employee or Service Agreements are not included hereunder.

to use or disclose to Ashland any confidential information of any previous employer or other third party to whom I have an obligation of secrecy.  I also agree to immediately provide Ashland with a copy of any agreement I may have with a prior employer that affects my employment with Ashland.

Article 3 - Intellectual Property Ownership
I understand Intellectual Property of Ashland to mean any invention, discovery, work of authorship, computer program, design, trademark or any other non-physical property, including ownership of copyright as based on the work-for-hire doctrine, which was not developed entirely on my own time or, even if developed on my own time: (1) relates to the business of Ashland or to Ashland's actual or anticipated research or development; or (2) results from any work performed by me for Ashland.

Article 4 - Intellectual Property Rights
Upon the request of Ashland and at Ashland's expense, I or my legal representative will assign, and hereby do assign and convey to Ashland, my entire right in and to any patent or inventions or discoveries, and registrations or works of authorship which are the property of Ashland under Article 3; assist Ashland and its agents in preparing documents for the protection of such Intellectual Property in all countries of the world; sign and deliver to Ashland all papers necessary for the assignment or patent applications and patents the registration of copy-rights; and will give all information and testimony, sign all papers and do all things which may be needed or requested by Ashland to obtain, extend, re-issue, maintain for enforce such Intellectual Property Rights.  When any assistance relating to such Intellectual Property Rights is rendered after my employment, I understand that Ashland will pay me a reasonable sum for my time and expenses.

Article 5 - Documents
I acknowledge that all originals and copies of drawings, blueprints, manuals, reports, notebooks, notes, calendars, photographs, computer programs in whatever form and other data, and any other recorded, written, printed or electronically-stored matter, whether considered confidential or not, relating to research, operations and/or the business of Ashland, made or received by me during my employment, are the property of Ashland.  I will upon termination of my employment, return such information or documents to Ashland, retaining no copies for myself.  I also agree to return to Ashland all other physical or personal property of Ashland.

Article 6 - Noncompetition
I agree that for a period of eighteen (18) months from the date of my termination of employment with Ashland for any reason, I will not be employed by or participate in, or have any interest (directly or indirectly) in any business which involves an area of technology or business in which I worked for Ashland during the last two (2) years of my employment with Ashland and which might require me to disclose or misuse any Confidential Information of Ashland.  I further agree that for a period of eighteen (18) months, I will not interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, with respect to the business carried on by Ashland with any other party, including other Ashland employees.  I agree that these restrictions are reasonable and shall apply to the same geographical area over which I had primary responsibility during the last two (2) years of my employment with Ashland.

Article 7 - Employment at Will
I understand that I have the right to terminate my employment with Ashland for any reason at any time, with or without notice.  I understand that Ashland has the same right.  I further acknowledge that I do not have a contract of employment with Ashland and that, in the future, I will not have any contractual rights of employment unless such rights are made part of a written agreement executed by me and by a Vice President or a higher level officer of Ashland.

Article 8 - Acceptance
I have read this Agreement carefully and I understand and voluntarily agree to comply with its terms.  I understand that in the event that Ashland should waive any part of this Agreement of that any part should be determined to be unenforceable, the remaining provisions shall remain in effect.

DATE THIS 14 DAY OF JULY 2008

WITNESS:

/s/ Michelle Brackin
Michelle Brackin
/s/ Paul C. Raymond, III
(SIGNATURE)

Paul C. Raymond, III
(PRINT NAME)

:

ACCEPTED:
ASHLAND INC.

BY:	/s/ Susan B. Esler
TITLE:	V.P. Human Resources & Communications

Term Sheet
for
Mr. Paul Raymond

Position:	President Paper Technologies, Water Technologies and Ventures and Vice President Ashland Inc.

Location:	Wilmington, Delaware

Salary Grade	26

Base Salary:	$360,000

Annual Incentive Opportunity (IC):
(all numbers as a % of base salary)
	Percent	Value
Target	75%	$270,000
Maximum (150% of target)	112.5%	$405,000

	Approximate Percent (of salary)	Approximate Value	Approximate Performance Shares/Options @$50 grant price
Long-Term Incentive
Total Target Value	135%	$486,000
SAR-grant (fixed and rounded by band)	65%		14,000
Long-Term Incentive Grant (as % of salary)	70%		5,040

Severance Benefit (not for cause)	18 months base salary paid in a lump sum

CIC Agreement	2x base salary + target annual incentive (1 year)
immediate vesting of all unvested equity compensation

Retention Bonus	$360,000 paid in 1/3 increments at the completion of 12 months, 24 months and 36 months service.

Restricted Stock Grant	Restricted stock grant valued at 1.5x salary. Value determined based on share price at close of deal. Vest in full at completion of 48 months service

Supplemental Early Retirement Plan
(SERP) (non-qualified)	- Formula: Average of highest 3 years base salary and annual bonus (IC) out of last 7 years x .25 x full years of Ashland service (up to a maximum of 20 years)

(This benefit is offset by value of Cash Balance Benefit)	- Fully vested in benefit after 5 years (Hercules service counts towards vesting)

Estimated value of SERP at various levels assuming target incentive and average salary increases of 2%

5 years	$836,000
7 years	$1,200,000
10 years	$1,800,000
15 years	$3,050,000
20 years	$4,500,000

Financial Planning Benefit	AYCO (value approximately $12,000 annual) + $2,500; or up to $5,000
(benefit is taxable as imputed income)